Exhibit 10.8

FORM OF PATENT AND KNOW-HOW LICENSE AGREEMENT

(THE COMPANY AS LICENSOR)

This PATENT AND KNOW-HOW LICENSE AGREEMENT (the “Agreement”) is made effective as of [—] (the “Effective Date”), by and between Pfizer Inc., a Delaware corporation having its principal place of business at 235 E. 42nd Street, New York, New York 10017 (“Pfizer”) and Zoetis Inc., a Delaware corporation having its principal place of business at 235 E. 42nd Street, New York, New York 10017 (the “Company”). Pfizer and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company and its applicable Affiliates have rights to the Company IP and are licensees of the Company Third Party IP; and

WHEREAS, as part of the Plan of Reorganization, the Company and its applicable Affiliates granted to Pfizer and its applicable Affiliates a license to the Company IP and a sublicense to the Company Third Party IP; and

WHEREAS, the Parties now seek to confirm the terms of those license grants, and grant any additional license grants, as specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Global Separation Agreement. For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 18.4.1(b).

“Applicable Laws” means all applicable laws, statutes, rules, regulations, and guidelines, including all applicable standards or guidelines promulgated by any applicable Governmental Authority (including cGCP, cGMP, and cGLP).

“Bankruptcy Code” has the meaning set forth in Section 17.2.3.

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“Candidate Stage” means the stage at which a Candidate (as such term is defined by Pfizer’s internal policies and procedures as consistently applied) is designated.

“cGCP” means the then current good clinical practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the applicable Governmental Authorities.

“cGLP” means the then current good laboratory practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the applicable Governmental Authorities.

“cGMP” means the then current good manufacturing practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the applicable Governmental Authorities.

“CMC Information” means the chemistry, manufacturing, and control information required for the submission of an INAD, Regulatory Approval Application, or IND.

“Company Field” means the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition (including pest infestation) in non-human animals solely for non-human animals (and not, for clarity, humans) and the use of pesticides on crops. For clarity, the Company Field (a) excludes uses in non-human animals for the research, development, manufacture or commercialization of any products to diagnose, prevent, palliate, or treat any disease, disorder, syndrome or condition in humans and (b) includes the treatment of non-human animals that may indirectly impact the health of humans, including uses for food safety and/or environmental vector-borne disease control where such disease control may impact both non-human animals and humans.

“Company Future Patent Rights” means all: (a) Patent Rights Controlled by any Company Licensor or any of its Affiliates that Cover any Company Know-How that relates to any existing or future research, development or commercialization activities (regardless of whether such activities were contemplated as of the Effective Date) of Pfizer or any of its Affiliates (including by, with or through a Third Party); provided that such Patent Rights are filed within seven (7) years of the IPO Closing; (b) continuations, divisionals, renewals, continuations-in-part, and patents of addition claiming priority to the Patent Rights described in the foregoing subsection (a); (c) restorations, extensions, supplementary protection certificates, reissues and re-examinations of the Patent Rights described in the foregoing subsections (a) and (b); and (d) foreign equivalents of the Patent Rights described in the foregoing subsections (a), (b), (c).

“Company IP” means the Company Patent Rights, the Company Future Patent Rights, the Company Know-How and Company Third Party IP.

“Company Know-How” means all Know-How owned by the Company or its Affiliates as of the Effective Date.

“Company Licensor” means that member of the Company Group identified as a licensor on Schedule 1.1(a).

“Company Material Indebtedness” means any Indebtedness of the Company or of any Person whose indebtedness the Company has guaranteed or for which the Company is otherwise obligated that is equal to or in excess of One Hundred Million U.S. Dollars ($100,000,000).

“Company Patent Rights” means all:

(a)	Patent Rights owned by the Company or any of its Affiliates as of the Effective Date including the Patent Rights set forth on Schedule 1.1(b),

(b)	continuations, divisionals, renewals, continuations-in-part, and patents of addition claiming priority to the Patent Rights described in the foregoing subsection (a),

(c)	restorations, extensions, supplementary protection certificates, reissues and re-examinations of the Patent Rights described in the foregoing subsections (a) and (b), and

(d)	foreign equivalents of the Patent Rights described in the foregoing subsections (a), (b), (c).

“Company Submissions” has the meaning set forth in Section 6.2.

“Company Third Party IP” means the Patent Rights and Know-How that are licensed or sublicensed to the Company or any of its Affiliates pursuant to a Third Party Agreement.

“Company Third Party Patent Rights” means the Patent Rights that are included in the Company Third Party IP.

“Confidential Information” has the meaning set forth in Section 7.1.

“Continued Prosecution and Maintenance Notice” has the meaning set forth in Section 13.2.2.

“Control” and “Controlled” means with respect to any Patent Rights or Know-How, possession by a Party or its Affiliates of the right, whether directly or indirectly, to grant the right to use, or to grant a license or a sublicense under, such Patent Rights or Know-How as provided for herein, without violating the terms of any agreement with a Third Party. For clarity, if a Party or its Affiliates can only grant a license or sublicense or provide access or rights of limited scope, for a specific purpose or under certain conditions (including as a result of any Encumbrances), “Control” or “Controlled” shall be construed to so limit such license, sublicense or provision (as applicable).

“Controlling Party” has the meaning set forth in Section 14.4.

“Cover” or “Covered” means, with respect to a Patent Right subject to this Agreement, in the absence of a license to a claim thereof, the research, development, manufacture, use, sale, offer for sale, or importation of the applicable invention, discovery, process, or product would infringe such claim (or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue).

“Defense Action” has the meaning set forth in Section 14.7.1.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Dispute” has the meaning set forth in Section 18.4.1.

“Dossier Controlling Party” has the meaning set forth in Section 6.3.2.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Encumbrance” means any Third Party restrictions (to the extent such restrictions exist as of the Effective Date) on a Company Licensor’s or its Affiliates’ ability to grant a license or other rights to the applicable Pfizer Licensee pursuant to this Agreement, including (a) the terms of any licenses granted by or to such Company Licensor or any of its Affiliates, (b) the terms of any other agreements that relate to the Company IP and/or rights granted to the applicable Pfizer Licensee hereunder, and (c) ownership by, or other rights of, a Third Party. The Encumbrances include all agreements listed on Schedule 1.1(c).

“FCPA” has the meaning set forth in Section 8.4.1.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Filing Notice” has the meaning set forth in Section 13.2.1.

“Filing Party” has the meaning set forth in Section 6.3.1.

“FTE” means the equivalent of a full-time individual’s work time for a twelve (12) month period (consisting of eighteen hundred (1800) hours during such twelve (12) month period (excluding vacations and holidays)). For clarity, in the event that an individual works partially on an activity during a twelve (12) month period, the related FTE shall be determined on a pro rata basis according to the total number of hours such individual spent on such activity during such period.

“FTE Cost” means, for any period, the FTE Rate multiplied by the applicable number of FTEs in such period.

“FTE Rate” means the price of one (1) FTE to conduct the Prosecution Activities in connection with the Company Patent Rights per twelve (12) month period (consisting of eighteen hundred (1800) hours during such twelve (12) month period (excluding vacations and holidays)), which price shall be Two Hundred Fifty Thousand US Dollars (US$250,000.00).

“Generic Product Enforcement Notice” has the meaning set forth in Section 13.3.2(a).

“Global Separation Agreement” means that certain Global Separation Agreement by and between Pfizer and the Company, dated on or about the date hereof.

“Government” has the meaning set forth in Section 8.4.2.

“Government Official” has the meaning set forth in Section 8.4.2.

“Governmental Authority” means any nation or government, any state, municipality, or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal, or other instrumentality, whether federal, state, local, regional, domestic, foreign, or multinational, exercising executive, legislative, judicial, regulatory, administrative, or other similar functions of, or pertaining to, government and any executive official thereof.

“Green Book Filings” means any submission to the FDA’s Green Book as required under the Generic Animal Drug and Patent Term Restoration Act and any foreign equivalents thereof.

“Human Health Generic Product” means any AB rated pharmaceutical product that (a) has the same active ingredient(s) and administration route as a Licensed Product; (b) has obtained Regulatory Approval solely by means of an Abbreviated New Drug Application (as defined by Applicable Law) for establishing bioequivalence or similar procedure in a country or regulatory jurisdiction other than the United States (“ANDA”); and (c) does not require any human clinical trials other than solely for purposes of establishing bioequivalence in the ANDA.

“INAD” means (a) an Investigational New Animal Drug Application (as defined by Applicable Law) submitted to the FDA for authorization for clinical investigation of a pharmaceutical product in the Company Field or (b) any foreign equivalent thereof that is submitted to applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory.

“IND” means (a) an Investigational New Drug Application (as defined by Applicable Law) submitted to the FDA for authorization for clinical investigation of a pharmaceutical product in the Pfizer Field or (b) any foreign equivalent thereof that is submitted to applicable Regulatory Authorities in other countries and regulatory jurisdictions in the Territory.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 9.2.1.

“Indemnitees” has the meaning set forth in Section 9.1.

“Indemnity Payment” has the meaning set forth in Section 9.2.1.

“Infringement Notice” has the meaning set forth in Section 14.1.

“Know-How” means all information and know-how, including clinical, technical, scientific, and medical information, practices, techniques, methods, processes, inventions, developments, specifications, formulations, structures, trade secrets, analytical and quality control information and procedures, pharmacological, toxicological, and clinical test data and results, stability data, studies and procedures, and regulatory information.

“Knowledge” has the meaning set forth in Schedule 1.1(d).

“Licensed Product” means any product that is Covered by or incorporates any Company IP or Company Third Party IP.

“Master Manufacturing and Supply Agreement” means that certain Master Manufacturing and Supply Agreement entered into by the Parties as of October 1, 2012 (as amended from time to time).

“New York Courts” has the meaning set forth in Section 18.4.2(c).

“Non-Controlling Party” has the meaning set forth in Section 14.4.

“Non-Generic Product Enforcement Notice” has the meaning set forth in Section 13.3.2(b).

“Notifying Party” has the meaning set forth in Section 14.7.1.

“Orange Book Filings” means (a) in the United States, any submissions to the FDA’s publication, entitled Approved Drug Products with Therapeutic Equivalence Evaluations, as may be amended from time to time and any successor publication thereof and (b) outside the United States, any foreign equivalents thereof.

“Paragraph IV Certification” means any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), 21 U.S.C. § 355(j)(2)(A)(vii)(IV), or any comparable Applicable Law (or any amendment or successor statute thereto) in any country or regulatory jurisdiction in the Territory.

“Patent Rights” means all national, regional, and international patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all foreign equivalents thereof.

“Pfizer Field” means all fields other than the Company Field, including the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition in humans.

“Pfizer Licensee” means that member of the Pfizer Group identified as a licensee on Schedule 1.1(a).

“Pfizer Material Indebtedness” means any Indebtedness of Pfizer or of any Person whose indebtedness Pfizer has guaranteed or for which Pfizer is otherwise obligated that is equal to or in excess of Five Hundred Million U.S. Dollars ($500,000,000).

“Pfizer Product” means a product that, as of the date of the applicable Generic Product Enforcement Notice or Non-Generic Product Enforcement Notice, (a) is being researched, developed or commercialized by or on behalf of Pfizer or its Affiliates (including by, with or through a Third Party) and (b) relates to the Company Patent Rights or Company Third Party Patent Rights (as applicable) included in such Generic Product Enforcement Notice or Non-Generic Product Enforcement Notice (as applicable).

“Pfizer Submissions” has the meaning set forth in Section 6.1.

“Pfizer Termination Event” has the meaning set forth in Section 17.3.2.

“Prosecuting Party” has the meaning set forth in Section 13.5.

“Prosecution Activities” has the meaning set forth in Section 13.1.

“Prosecution Notice” has the meaning set forth in Section 13.2.3.

“Receiving Party” has the meaning set forth in Section 7.1.

“Records” has the meaning set forth in Section 4.1.

“Reference Filings” means, with respect to each Company Licensor and Pfizer Licensee, the INDs, INADs, Regulatory Approval Applications, Regulatory Approvals and any other regulatory filings, submission, or approvals, including the CMC Information and quality, nonclinical, and clinical information included therein, with respect to the Licensed Products, submitted by such Company Licensor or Pfizer Licensee (as applicable), its respective Affiliates or with respect to such Pfizer Licensee, the Sublicensees to the applicable Regulatory Authority.

“Regulatory Approval” means the approval, registration, license, or authorization of a Regulatory Authority necessary for the manufacture, distribution, use, promotion and sale of a pharmaceutical or biological product for one or more indications in a country or other regulatory jurisdiction in the Pfizer Field or the Company Field, including approval of New Drug Applications, Biologics License Applications and New Animal Drug Applications (each as defined by Applicable Law) in the United States and Marketing Authorisations in the European Union (as defined by Applicable Law).

“Regulatory Approval Application” means an application that is submitted to a Regulatory Authority and the approval of which is necessary to obtain Regulatory Approval, including New Drug Applications and New Animal Drug Applications in the United States and Marketing Authorisations in the European Union.

“Regulatory Authority” means any supranational, federal, national, regional, state, provincial, or local regulatory agency, department, bureau, commission, council, or other government entity, that regulates or otherwise exercises authority with respect to manufacturing, research, development, or commercialization of pharmaceutical or biological products in any country or regulatory jurisdiction, including the FDA, USDA and EMA.

“Regulatory Documentation” means any Regulatory Approval Applications, Regulatory Approvals, and other regulatory submissions made by a Party to a Regulatory Authority.

“Regulatory Dossier” has the meaning set forth in Section 6.3.1.

“Request” has the meaning set forth in Section 18.4.1(a).

“Rules” has the meaning set forth in Section 18.4.2(a).

“Senior Executives” means those individuals set forth on Schedule 1.1(e) (or an equivalent or successor position thereof), as such position is understood by the Parties as of the Effective Date.

“Sublicense Agreement” has the meaning set forth in Section 2.3.2.

“Sublicensee” has the meaning set forth in Section 2.3.1.

“Surviving Provisions” has the meaning set forth in Section 17.3.4.

“Term” has the meaning set forth in Section 17.1.

“Territory” means worldwide.

“Third Party” means a Person other than a Party or an Affiliate of a Party.

“Third Party Agreements” means all agreements to which a Company Licensor is a party and pursuant to which a Company Licensor is being licensed, sublicensed or granted other rights to Patent Rights or Know-How that is owned by a Third Party, including those agreements set forth on Schedule 1.1(f) and excluding the Master Manufacturing and Supply Agreement and any agreement with respect to which the Company Licensor’s license, sublicense or other rights are limited to the Company Field.

“Third Party Claim” has the meaning set forth in Section 9.3.1.

“Third Party Infringement” has the meaning set forth in Section 14.1.

“Third Party Payments” has the meaning set forth in Section 5.1.

“Trademarks” means all registered and unregistered names, trademarks, service marks, trade dress, logos, insignias, domain names, symbols, slogans, and combinations thereof.

“USDA” means the United States Department of Agriculture and any successor agency thereto.

2. LICENSES

2.1	License to Pfizer Licensees.

2.1.1	Company Patent Rights and Company Know-How. Subject to the terms and conditions of this Agreement, the Company hereby grants, and shall cause each Company Licensor to grant, to the applicable Pfizer Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.3), exclusive (including as to the Company and its Affiliates) license in, to, and under the applicable Company Patent Rights and Company Know-How to research, develop, make, have made, use, sell, offer for sale, export and import Licensed Products solely in the Pfizer Field in the Territory.

2.1.2

Company Future Patent Rights. Subject to the terms and conditions of this Agreement, the Company hereby grants, and shall cause the other Company Licensors to grant, to each Pfizer Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.3), non-exclusive license in, to, and under the applicable Company Future Patent Rights to research, develop, make, use, sell, offer for sale, export and import Licensed Products in the Pfizer Field in the Territory.

2.2	Sublicense of Company Third Party IP. Subject to the terms and conditions of this Agreement, the Company hereby grants, and shall cause each Company Licensor to grant, to the applicable Pfizer Licensee a royalty-free, fully paid-up sublicense in, to, and under the Company Third Party IP to research, develop, make, use, sell, offer for sale, import and export Licensed Products in the Pfizer Field in the Territory, to the extent that the applicable Company Licensor has the right to grant such sublicense pursuant to such Third Party Agreement. The foregoing license shall be sublicensable (subject to Section 2.3) and exclusive (including as to the Company and its Affiliates) to the extent that the applicable Company Licensor has the right to grant such rights pursuant to the applicable Third Party Agreement.

2.3	Sublicenses.

2.3.1	Scope of Sublicenses. Subject to the terms and conditions of this Agreement, the Pfizer Licensees may sublicense the licenses and sublicenses granted pursuant to Section 2.1 and 2.2 to Affiliates and Third Parties (each permitted sublicensee, a “Sublicensee”); provided that, Pfizer shall, or shall cause the applicable Pfizer Licensee to, (a) provide the Company with reasonable written notice (which shall be provided no less than ten (10) Business Days) prior to granting any such sublicense to a Third Party and such written notice shall identify the applicable Third Party Sublicensee; and (b) upon the Company’s reasonable written request, provide the Company with a list of all Affiliates that are Sublicensees as of the date of the applicable request. Granting a sublicense to a Sublicensee shall not relieve the Pfizer Licensees of any of their obligations hereunder and the Pfizer Licensees shall remain responsible and liable for their Sublicensees’ compliance with all of the terms of this Agreement. Sublicensees may only grant further sublicenses if the Sublicensee granting, and the Person to whom it is granting, such further sublicense are each Affiliates of the Pfizer Licensee that is granted a license pursuant to Section 2.1 or 2.2 (as applicable) and in the event of such a further sublicense, such Person being granted such sublicense shall be deemed to be a Sublicensee of such Pfizer Licensee hereunder. For clarity, any sublicense granted pursuant to this Section shall be subject to the terms and conditions of any applicable agreements with any Third Parties.

2.3.2

Sublicense Agreements. Each Pfizer Licensee shall, and shall cause each Sublicensee (as applicable) to, enter into a sublicense agreement with each of its Sublicensees (each, a “Sublicense Agreement”). Each Sublicense Agreement shall (a) be in writing if the applicable Sublicensee is a Third Party, (b) be subject to, and consistent with, the terms of this Agreement (including all Encumbrances), (c) preclude assignment of such Sublicense Agreement and sublicensing of the licenses granted under such Sublicense Agreement to any

Third Parties without the Company’s prior written consent, (d) terminate upon termination of this Agreement in accordance with the terms hereof, and (e) include the Company as an intended third party beneficiary with the right to enforce the terms of such Sublicense Agreement.

2.4	Encumbrances. The Pfizer Licensees hereby acknowledge and agree that the licenses and other rights granted to the Pfizer Licensees pursuant to this Agreement include rights to Patent Rights and Know-How that may be subject to the Encumbrances and, accordingly, all of the terms of this Agreement shall be subject to the Encumbrances. The Pfizer Licensees shall, and shall ensure that their Affiliates and Sublicensees, comply with the Encumbrances. If any Company Licensor’s ability to grant the licenses and sublicenses granted pursuant to Sections 2.1 and 2.2 requires first satisfying any preconditions, including obtaining a Third Party’s consent, the Parties shall reasonably cooperate to satisfy such preconditions; provided that the Company Licensors and their Affiliates shall not be obligated to breach any applicable agreement or offer to pay, or pay, any money or offer to incur, or incur, any non-monetary obligations to satisfy any such preconditions unless the applicable Pfizer Licensee first agrees in a writing reasonably acceptable to the applicable Company Licensor to pay such consideration and undertake all such obligations on the applicable Company Licensor’s behalf.

2.5	Company Licensors and Pfizer Licensees. To the extent this Agreement sets forth any obligations of any Pfizer Licensee or any Company Licensor, Pfizer and the Company, respectively, shall cause the applicable Pfizer Licensee and Company Licensor to comply with such obligations. Pfizer shall remain responsible and liable for each of the Pfizer Licensee’s, and the Company shall remain responsible and liable for each of the Company Licensor’s, compliance with all of the terms of this Agreement.

2.6	No Implied Licenses. Each Party reserves its and its Affiliates’ (including, with respect to the Company, all Company Licensors’ and, with respect to Pfizer, all Pfizer Licensees’) rights in, to and under all Intellectual Property that is not expressly licensed hereunder (including, with respect to the Company and its Affiliates, all rights to the Company IP in the Company Field). Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not and shall not be construed to confer any rights upon either Party or its Affiliates by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ Intellectual Property, except as otherwise expressly set forth herein. Notwithstanding anything to the contrary herein, Pfizer hereby acknowledges that, with respect to the Company IP, each Company Licensor and its Affiliates retain rights to exercise their other rights and fulfill their obligations hereunder.

3. REGULATORY

3.1	Ownership of Regulatory Documentation. As between the Parties, each Pfizer Licensee shall own, and, subject to this Article 3, shall have the exclusive right to prepare, submit, and maintain, all Regulatory Documentation that it submits to or receives from the Regulatory Authorities following the Effective Date with respect to the Licensed Products in the Pfizer Field in the Territory (to the extent, with respect to each Pfizer Licensee, such Pfizer Licensee has rights hereunder with respect thereto). For clarity, as between the Parties, the Company Licensors shall own all other Regulatory Documentation.

3.2	Material Submissions and Correspondence. As between the Parties, each Company Licensor and each Pfizer Licensee shall have the sole right, but not the obligation, to control all regulatory matters with respect to its Licensed Products in its respective field of use in the Territory within the scope of its rights with respect thereto, including the preparation, submission, and maintenance of all regulatory submissions; provided that if the Parties are researching, developing, manufacturing or commercializing the same compound, the Parties shall reasonably consult with respect thereto.

3.3	Costs and Expenses. Pfizer Licensees shall be responsible for conducting all regulatory related activities with respect to the Licensed Products for the Pfizer Field in the Territory that it is permitted to conduct hereunder solely at their own cost and expense.

4. RECORDS AND OPERATIONAL AUDIT RIGHTS

4.1	Records. Each Pfizer Licensee shall maintain, and shall ensure that its Affiliates and all Sublicensees maintain, complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by such Pfizer Licensee, its Affiliates, and its Sublicensees during, and in connection with, this Agreement (the “Records”). The Records, including any and all electronic and physical files where such information is contained, shall fully and properly reflect all work done and results achieved in exercising the rights granted hereunder in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in compliance with all Applicable Laws. Without limiting any other rights or remedies hereunder, during the Term and for three (3) years after this Agreement has expired or been terminated in its entirety, upon a Company Licensor’s reasonable request to the applicable Pfizer Licensee, such Company Licensor shall have the right to (a) review and copy the Records during normal business hours and (b) obtain access to originals of such Records, each of the foregoing (a) and (b), for patent or regulatory purposes or other legal proceedings or inquiries related to Pfizer’s or any of its Affiliate’s or Sublicensee’s compliance with the FCPA, its internal compliance policies or any “corporate integrity” or similar agreement with any Governmental Authority to which either Party or its Affiliates is a party.

4.2

Operational Audit Rights. At any time, during the Term and for three (3) years after this Agreement has expired or been terminated in its entirety, during normal business hours and upon reasonable prior notice (which shall be no less than ten (10) Business Days), each Company Licensor may send a reasonable number of qualified representatives of such Company Licensor, its Affiliates, and/or a Third Party reasonably acceptable to the applicable Pfizer Licensee to inspect such Pfizer Licensee’s, its Affiliates’ and its Sublicensees’ facilities used in connection with this Agreement and review the records and operations related to such Pfizer Licensee’s, its Affiliates’ and its Sublicensees’ exercise of their rights and performance of their obligations hereunder to ensure compliance with the terms hereof. Such audits shall occur no more than once per Calendar Year except to the extent that the applicable Company Licensor has a reasonable, good faith belief, or a prior audit demonstrated, that the applicable Pfizer

Licensee or any of its Affiliates or Sublicensees failed to comply with any of their obligations hereunder. The applicable Company Licensor shall be responsible for all costs associated with conducting an audit pursuant to this Section, except if such audit demonstrates, or the audit immediately preceding such audit demonstrated, that the applicable Pfizer Licensee, its Affiliates or its Sublicensees failed to comply with any obligations hereunder (and in such circumstances, the applicable Pfizer Licensee shall be responsible for all such costs and expenses). Each Pfizer Licensee shall, and shall cause its Affiliates and its Sublicensees to, reasonably cooperate with any representatives conducting any such audit. Such audits shall be conducted in a manner to minimize interference with such Pfizer Licensee’s, its Affiliates’ and its Sublicensees’ performance of each of their businesses and their rights and obligations under this Agreement. Notwithstanding anything to the contrary in this Section, each Pfizer Licensee may require that, to the extent applicable, (x) the representatives conducting an audit pursuant to this Section be accompanied by such Pfizer Licensee’s representatives at all times during any such audit, (y) such representatives do not enter areas of any facility not involved in this Agreement and (z) all such audits are conducted in accordance with the obligations set forth in Article 7.

5. THIRD PARTY PAYMENTS AND OTHER REIMBURSEMENT PROVISIONS

5.1	Third Party Payments. Any and all royalties, sublicense fees, milestones, and other amounts payable to Third Parties attributable to any Company Licensor’s or its Affiliates’ grant of, or any Pfizer Licensee’s or any of its Affiliate’s or its Sublicensees’ exercise of, the licenses or other rights granted hereunder (collectively, “Third Party Payments”) shall be the sole responsibility of the applicable Pfizer Licensee. The Pfizer Licensees shall pay all Third Party Payments to the applicable Third Parties directly, unless such payments must be made by a Company Licensor or any of its Affiliates pursuant to the applicable agreement with such Company Licensor or its Affiliate or otherwise, in which case, the Parties shall cooperate in good faith to ensure that the Third Party Payments are paid by the Pfizer Licensees to such Company Licensor in a manner that ensures such Company Licensor’s and its Affiliates’ compliance with any obligations that they have to such Third Party.

5.2	Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).

5.3	Financial Records, Audits.

5.3.1

General. Each Pfizer Licensee shall, and shall cause its applicable Affiliates and Sublicensees to, maintain complete and accurate records in sufficient detail to permit the applicable Company Licensor to confirm the accuracy of any payments (including Third Party Payments) made or required to be made to such Company Licensor or any of its Affiliates hereunder. During the Term and for three (3) years after this Agreement has expired or been terminated in its entirety, upon written notice to such Pfizer Licensee, such Company Licensor shall have the right, at its own expense, using an independent certified public accounting firm (that has been retained on an hourly or flat fee basis and receives no contingency fee or other bounty or bonus fee) selected by such Company Licensor and reasonably acceptable to such Pfizer Licensee to audit such Pfizer Licensee’s, its Affiliates’, and its Sublicensees’ books and records during normal business hours not more than once during any Calendar Year, solely to verify the accuracy of any payments made or required to be made hereunder in respect of any Calendar Year ending not more than three (3) years prior to the date of such notice (provided that such restriction on the number of permitted audits per Calendar Year shall not apply to the extent that (a) such Company Licensor has a reasonable, good faith belief that such Pfizer Licensee or any of its Affiliates or Sublicensees failed to comply with any of their obligations hereunder or (b) a prior audit demonstrates that such Pfizer Licensee or any of its Affiliates or Sublicensees failed to comply with any of their obligations hereunder). Each Pfizer Licensee shall, and shall cause its Affiliates and Sublicensees to, reasonably cooperate with such audit. The independent certified public accounting firm shall prepare a report based on each such audit, a copy of which shall be sent or otherwise provided to the applicable Pfizer Licensee at the same time that it is sent or otherwise provided to the applicable Company Licensor, and such report shall contain the conclusions of such accounting firm and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. The opinion of said independent accounting firm in connection therewith shall be binding on the applicable Company Licensor, Pfizer Licensee and each of their respective Affiliates, other than in the case of manifest error.

5.3.2	Audit Fees and Expenses. Each Company Licensor shall be responsible for any and all fees and expenses it incurs in connection with an audit conducted in accordance with Section 5.3.1; provided that, in the event that such an audit reveals an underpayment by the applicable Pfizer Licensee of more than five percent (5%) as to the period subject to such audit, such Pfizer Licensee shall reimburse the applicable Company Licensor for its reasonable and documented out-of-pocket costs and expenses of such audit within thirty (30) days of such Company Licensor’s invoice therefor.

5.3.3	Payment of Deficiency/Overpayments.

(a)	If any audit conducted in accordance with Section 5.3.1 establishes that a Pfizer Licensee underpaid any amounts due to a Company Licensor or any of its Affiliates under this Agreement, such Pfizer Licensee shall pay such Company Licensor any such deficiency within thirty (30) days of written notice thereof. For the avoidance of doubt, such payment shall be considered a late payment, subject to Section 5.2.

(b)	If any audit conducted in accordance with Section 5.3.1 establishes that a Pfizer Licensee has overpaid any amounts due to a Company Licensor or any of its Affiliates under this Agreement, such Company Licensor shall, at such Pfizer Licensee’s sole discretion, (i) refund the excess payments to such Pfizer Licensee within thirty (30) days of receipt of written notice thereof or (ii) offset all such excess payments against any outstanding and future amounts owed to such Company Licensor hereunder.

6. RIGHTS OF REFERENCE

6.1	Pfizer Rights. Upon a Pfizer Licensee’s reasonable written request, the applicable Company Licensor shall, and shall cause its Affiliates to, provide each applicable Regulatory Authority with a letter of authorization that allows such Regulatory Authorities to access such Company Licensor’s and its Affiliates’ Reference Filings submitted as of the Effective Date with respect to the Licensed Products solely to the extent necessary for such Regulatory Authority to approve the INDs, Regulatory Approval Applications and any necessary updates thereto that are submitted by or on behalf of such Pfizer Licensee, its Affiliates or any of its Sublicensees for any Licensed Products in the Pfizer Field in the Territory (to the extent that the applicable Pfizer Licensee, its Affiliates or its Sublicensees has rights hereunder with respect thereto) (collectively, the “Pfizer Submissions”).

6.2	Company Rights. Upon a Company Licensor’s reasonable written request, the applicable Pfizer Licensee shall, and shall cause its Affiliates and its Sublicensees to, provide each applicable Regulatory Authority with a letter of authorization that allows such Regulatory Authorities to access such Pfizer Licensee’s, its Affiliates’ and its Sublicensees’ Reference Filings with respect to the Licensed Products solely to the extent necessary for such Regulatory Authority to approve the INADs, Regulatory Approval Applications and any necessary updates thereto that are submitted by or on behalf of such Company Licensor or its Affiliates for any Licensed Products in the Company Field in the Territory (to the extent that the applicable Company Licensor or its Affiliates has rights with respect thereto) (collectively, the “Company Submissions”).

6.3	No Reference Filing.

6.3.1	In the event that the Pfizer Licensees, their Affiliates and their Sublicensees or the Company Licensors and their Affiliates (as applicable) have not submitted a Reference Filing as described in Sections 6.1 or 6.2 (as applicable) to the applicable Regulatory Authorities, but have submitted such a Reference Filing to another Regulatory Authority, such Pfizer Licensee or Company Licensor (as applicable) or its applicable Affiliate shall prepare and if allowable by Applicable Law, submit a proprietary dossier of the CMC Information and quality, nonclinical and clinical information (the “Regulatory Dossier”) to the applicable Regulatory Authority to the extent necessary for such Regulatory Authority to approve, with respect to a Company Licensor and its Affiliates, the Company Submissions and, with respect to a Pfizer Licensee, its Affiliates and its Sublicensees, the Pfizer Submissions (each of a Pfizer Licensee and a Company Licensor, a “Filing Party”); provided that, if a Pfizer Licensee is a Filing Party, the applicable Company Licensor has submitted the applicable Reference Filing, and the information contained in the Regulatory Dossier exists, as of the Effective Date.

6.3.2	If submission of a Regulatory Dossier as described in Section 6.3.1 is not permitted by Applicable Law, then the Filing Party will provide the applicable Company Licensor (if the Filing Party is a Pfizer Licensee) or the applicable Pfizer Licensee (if the Filing Party is a Company Licensor) (such Company Licensor and Pfizer Licensee, the “Dossier Controlling Party”) with a copy of the Regulatory Dossier solely for disclosure to the applicable Regulatory Authorities to the extent necessary for the applicable Regulatory Authorities to approve, with respect to a Company Licensor, the Company Submissions and, with respect to a Pfizer Licensee, the Pfizer Submissions. For clarity, the Dossier Controlling Party shall disclose the Regulatory Dossier to the Regulatory Authorities without any modifications except for translations to the local language required by Applicable Law.

6.3.3	Notwithstanding anything to the contrary in this Section 6.3.3, in the event that a Dossier Controlling Party has a reasonable, good faith belief that the Regulatory Authority to whom the applicable Regulatory Dossier will be disclosed will not maintain the confidentiality of any Confidential Information of the Dossier Controlling Party, the Dossier Controlling Party shall notify the other Party and (a) the Parties shall promptly discuss how to address such issue and (b) in no event will such Confidential Information be disclosed to the applicable Regulatory Authority against the reasonable, good faith objection of the Dossier Controlling Party.

6.4	Confidentiality. Any information disclosed by any Company Licensor or Pfizer Licensee to any Pfizer Licensee or Company Licensor, respectively, pursuant to this Article 6 shall be subject to Article 7.

7. CONFIDENTIALITY

7.1	Definition. “Confidential Information” shall mean all Know-How, business or financial information, research and development activities, product and marketing plans, and customer and supplier information and all other confidential or proprietary information furnished by one Party or any of its Affiliates (including, with respect to Pfizer, the Pfizer Licensees and their Affiliates and, with respect to the Company, the Company Licensors and their Affiliates) or its or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Disclosing Party”) to the other Party, any of its Affiliates (including, for clarity, with respect to Pfizer, the Pfizer Licensees and, with respect to the Company, the Company Licensors) or its or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Receiving Party”) in connection with this Agreement, whether disclosed or provided prior to or after the Effective Date and whether provided orally, visually, electronically, or in writing. Notwithstanding the foregoing, Confidential Information, with respect to a Disclosing Party, shall not include:

7.1.1	information that is or becomes publicly known through no breach of this Agreement by the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives;

7.1.2	information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Confidential Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any of its Affiliates; and

7.1.3	information that becomes available to the Receiving Party or its Affiliates following the Effective Date on a non-confidential basis from a Third Party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party;

provided that, in each of the foregoing Sections 7.1.1 through 7.1.3, such information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Receiving Party’s possession, and no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Receiving Party’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Receiving Party’s possession without the use of or access to Confidential Information.

7.2	General Obligations. The Receiving Party shall protect all Confidential Information of the Disclosing Party (including the Company Know-How) against unauthorized uses and disclosures, and disclose to Third Parties, using the same degree of care as the Receiving Party uses with respect to its own similar information (which in no event shall be less than a reasonable degree of care); provided that, notwithstanding anything to the contrary herein, the Pfizer Licensees shall keep strictly confidential, and shall not disclose to any Person, the Confidential Information set forth on Schedule 7.2.

7.3	Disclosures to Sublicensees. Each Pfizer Licensee shall be permitted to disclose the Company’s Confidential Information to Sublicensees (subject to Sections 2.3 and 7.2) to the extent reasonably necessary for such Pfizer Licensee to exercise any sublicense rights that it has been granted hereunder; provided that such Sublicensees shall be subject to written obligations of confidentiality and restrictions on permitted use at least equivalent in scope to those set forth in this Article 7 and Pfizer shall be liable for any failure by any such Sublicensees to comply with the terms hereof.

7.4

Disclosure to Intellectual Property Offices, Regulatory Authorities. A Receiving Party may disclose Confidential Information of the Disclosing Party to (a) patent authorities to obtain or maintain Patent Rights to the extent such Receiving Party is expressly permitted to obtain or maintain such Patent Rights under this Agreement and (b) Regulatory Authorities to obtain or maintain any approval to conduct clinical trials or

Regulatory Approvals with respect to a Licensed Product; provided that, with respect to the foregoing (a) and (b), such disclosure may be made only to the extent reasonably necessary to obtain or maintain such Patent Rights or obtain or maintain such approvals or Regulatory Approvals (as applicable).

7.5	Disclosures Required By Law. In the event that the Receiving Party or any of its Affiliates either determines on the advice of its counsel that it is required to disclose any Confidential Information of the Disclosing Party pursuant to Applicable Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party (or any of its Affiliates) that is subject to the confidentiality obligations hereof, the Receiving Party shall notify the Disclosing Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Confidential Information) requested by the Disclosing Party. Subject to the foregoing, the Party that received such a request or determined that it is required to disclose Confidential Information of the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent required by such Applicable Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Receiving Party provides the Disclosing Party, to the extent legally permissible, upon request with a copy of the Confidential Information so disclosed.

7.6	Terms of the Agreement. The terms of this Agreement are deemed to be Confidential Information of each Party and shall be subject to the confidentiality obligations set forth in this Article 7; provided that each Party shall be permitted to disclose the terms of this Agreement to the extent reasonably necessary in connection with a potential or actual financing or assignment or sale of the business or assets related to this Agreement to the extent permitted hereunder; provided further that such Persons shall be subject to obligations of confidentiality and non-use (whether in writing or by operation of law) with respect thereto and the Receiving Party shall be liable for any failure by any such Persons to comply with the confidentiality provisions hereof.

8. REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1	Representations and Warranties. Except as otherwise set forth on Schedule 8.1, the Company (on behalf of itself and the Company Licensors) and Pfizer (on behalf of itself and the Pfizer Licensees) makes the representations and warranties set forth in this Section 8.1 to the other Party as of the Effective Date.

8.1.1	It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. It has full corporate power and authority to execute, deliver, and perform under this Agreement.

8.1.2	This Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by Applicable Laws).

8.1.3	All consents, approvals, and authorizations from all Governmental Authorities required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

8.2	Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, ABSENCE OR SCOPE OF ANY ENCUMBRANCES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. ANY INFORMATION PROVIDED BY PFIZER OR ITS AFFILIATES OR THE COMPANY OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS, REGULATIONS, OR ANY OTHER APPLICABLE LAW, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

8.3	Compliance with Laws. Each Party shall comply, and shall cause its Affiliates to comply (including, with respect to the Company, the Company Licensors and their Affiliates and, with respect to Pfizer, the Pfizer Licensees and their Affiliates), with all Applicable Laws in performing its obligations or exercising its rights pursuant to this Agreement.

8.4	FCPA.

8.4.1	With respect to the performance of its obligations hereunder and without limiting the generality of Section 8.3, each Party shall comply, and shall cause its Affiliates (including, with respect to Pfizer, the Pfizer Licensees and their Affiliates and, with respect to the Company, the Company Licensors and their Affiliates) to comply, with the United States Foreign Corrupt Practices Act of 1977 (as modified or amended and equivalent laws through the world, including the UK Bribery Act 2010) (the “FCPA”). Each Party represents and warrants (on behalf of itself and its Affiliates) to the other that, with respect to the performance of its and their respective obligations under this Agreement, it and they have not, and will not, directly or indirectly, offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence any Government Official, nor offer, pay, request, or accept bribes on behalf of the other Party or any of its Affiliates in order to gain an improper business advantage and will not accept in the future, such a payment or transfer.

8.4.2	Each Party represents, on behalf of itself and its Affiliates (including, with respect to Pfizer, the Pfizer Licensees and their Affiliates and, with respect to the Company, the Company Licensors and their Affiliates), that, to the best of its knowledge, no Government or Government Official is the beneficial owner of five percent (5%) or more of its or its Affiliates’ securities and undertakes to inform the other Party in good faith (a) if the Party becomes aware, through an SEC Schedule 13D filing or otherwise, that a Government or Government Official has become the beneficial owner of five percent (5%) or more of its or its Affiliates’ securities or (b) if a Government or Government Official comes into a position of authority within its or its Affiliates’ structure that includes influence over decisions with respect to its or its Affiliates’ business or any products, payments or services provided under this Agreement. As used in this Section 8.4, “Government Official” means: (v) any elected or appointed government official (e.g., a member of a ministry of health), (w) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (x) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (y) an employee or person acting for or on behalf of a public international organization, or (z) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-United States governments (i.e., local, regional, or national and administrative, legislative, or executive). Each Party will, and will cause its Affiliates to, update the covenant in this Section 8.4 if it or any of its employees becomes a Government Official or if a Government or Government Official becomes an owner of such Party or one or more of its Affiliates.

8.4.3	Each Party has in effect, and will maintain and enforce, a compliance and ethics program designed to prevent and detect violations of applicable anti-corruption laws throughout its operations (including Affiliates’ operations) and the operations of its contractors, sub-contractors and Sublicensees that have responsibility for the Party’s business or any products, payments or services provided hereunder.

8.4.4	Each Party has in effect, and will maintain and enforce, a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to its and its Affiliates’ business or any products, payments or services provided hereunder.

9. INDEMNIFICATION

9.1

Indemnification. Except as provided in Section 9.2, each Party shall indemnify, defend and hold harmless each of the other Party, its Affiliates and its and their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Indemnitees”) from and against any and all Losses of the Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien): (a) the research, development, manufacture, use, sale, offer for sale, import or export of Licensed Products by such Party, its Affiliates or with respect to Pfizer, any of its Sublicensees, (b) such Party’s, its Affiliates’ or with respect to Pfizer, any of its Sublicensees’ (as applicable) exercise of any of its rights or performance of its obligations pursuant to the terms hereof (including for clarity, Section 2.4), (c) any personal injuries, death and/or property damages (including Losses associated with damage, disease or illness to livestock, or resulting from exposure or contact (through physical proximity, consumption or otherwise) to such livestock) resulting from the use of any Licensed Product, (d) the fraud, gross negligence, or willful misconduct of Pfizer, its Affiliates or its Sublicensees (as applicable), or (e) breach by such Party, its Affiliates or any of its Sublicensees (as applicable) of any provision of this Agreement, except to the extent any of the foregoing (a) through (e) was caused by any of the other Party’s Indemnitees’ fraud, gross negligence, or willful misconduct or any Action for which the other Party has an obligation to indemnify such Party pursuant to this Section.

9.2	Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

9.2.1	The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article 9 will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Indemnitee will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

9.2.2	An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or shall obligate any Indemnifying Party or its Affiliates to seek to collect or recover any Insurance Proceeds.

9.2.3	Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Pfizer Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. Any Indemnity Payment made by Pfizer shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

9.3	Procedures for Indemnification of Third Party Claims.

9.3.1	If an Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental Authority) of any claim or of the commencement by any such Third Party of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 9.1, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 9.3 shall not relieve the related Indemnifying Party of its obligations under this Article 9, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

9.3.2	An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 9.3.1 (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (a) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (b) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

9.3.3

If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 9.3.2, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.

9.3.4	Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 9.3.2 above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

9.3.5	In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (a) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (b) to ascribe any fault on any Indemnitee in connection with such defense.

9.3.6	Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

9.4	Additional Matters.

9.4.1	Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

9.4.2	In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

9.4.3	In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

9.5	Remedies Cumulative. The remedies provided in this Article 9 shall be cumulative and, subject to the provisions of Article 7, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

9.6	Survival of Indemnities. The indemnity contained in this Article 9 shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee; and (b) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each Party and their respective Indemnitees under this Article 9 shall survive the termination of any license granted hereunder.

9.7	Intellectual Property. Notwithstanding the foregoing Sections 9.1 through 9.6, in the event and to the extent that any Third Party Claim relates to or may affect or otherwise impair either Party’s or a Third Party’s ownership of or rights in or the validity or enforceability of or rights to use Intellectual Property hereunder, the prosecution and defense of such aspects of such Third Party Claim shall be governed by Article 12, Article 13 and Article 14 to the extent that such Article addresses such prosecution or defense.

10. LIMITATIONS ON LIABILITY

10.1

Consequential Damages Waiver. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY (OR WITH RESPECT TO THE COMPANY, ANY COMPANY LICENSORS AND WITH RESPECT TO PFIZER, ANY PFIZER LICENSEES) BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR

PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER, PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT THE OTHER PARTY OR AN AFFILIATE OF THE OTHER PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE 10.

11. INSURANCE

11.1	Obligations to Maintain Insurance. Pfizer shall maintain during the Term and for five (5) years after termination or expiration of this Agreement, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than Five Million US Dollars (US$5,000,000) per occurrence and Five Million US Dollars (US$5,000,000) in the aggregate. Pfizer has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. Each such insurance policy shall name the Company and its Affiliates as additional insured and provide a waiver of subrogation in favor of the Company and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to the Company or its Affiliates. Pfizer shall be responsible for its own deductibles or retentions. Notwithstanding anything to the contrary in this Section, Pfizer shall be permitted to satisfy the foregoing obligations to maintain insurance through self-insurance. For clarity, the minimum level of insurance set forth herein shall not be construed to create a limit on Pfizer’s liability hereunder.

11.2	Policy Notification. Pfizer shall provide the Company with original certificates of insurance (which, for clarity, may be provided in electronic form) evidencing the insurance requirements set forth in Section 11.1 (a) prior to execution by both Parties of this Agreement, and (b) on an annual basis. The Company shall be provided at least thirty (30) days (ten (10) days in the case of cancellation for non-payment of premium) written notice prior to cancellation, termination, or any material change to restrict the coverage or reduce the limits afforded.

12. INTELLECTUAL PROPERTY OWNERSHIP

12.1	Ownership of Company IP.

12.1.1	Company IP. As between the Company Licensors and the Pfizer Licensees, the Company Licensors shall own and retain all right, title, and interest in, to, and under all Company IP.

12.1.2

Assignment. In the event that any Pfizer Licensee, or any of its Affiliates or Sublicensees, has been assigned or otherwise obtains or has ownership of any Company IP in contravention of Section 12.1.1, such Pfizer Licensee hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the applicable Company Licensor its entire right, title, and interest in, to, and under such Patent Rights and/or Know-How and hereby waives, and shall cause its Affiliates and Sublicensees to waive, any ownership in the foregoing if such assignment does not take effect immediately for any reason. Each Pfizer Licensee shall, and shall cause its applicable Affiliates and Sublicensees to, execute any and all assignments and other documents necessary to perfect or record the applicable Company Licensor’s (or if specified by such Company Licensor, its Affiliate’s) right, title, and interest in, to, and under such Patent Rights and Know-How. Each Pfizer Licensee further agrees to execute, and cause its applicable Affiliates and Sublicensees to execute, all further documents and assignments and do all such further things as may be necessary to perfect the applicable Company Licensor’s (or if specified by such Company Licensor, its Affiliate’s) title to such Patent Rights and Know-How or to register the applicable Company Licensor (or if specified by such Company Licensor, its Affiliate) as the exclusive owner of any applicable registrable rights.

13. PROSECUTION AND MAINTENANCE

13.1	Responsibility. As between the Parties and, subject to Section 13.2, the Company Licensors shall have the sole right and authority (but not the obligation) to prepare, file, prosecute (including conduct any oppositions, interferences, reissue proceedings, reexaminations, and post-grant proceedings), and maintain (such activities, the “Prosecution Activities”) the Company Patent Rights and the Company Future Patent Rights in any country or regulatory jurisdiction in the Territory. For purposes of this Agreement, the Prosecution Activities shall include the right to determine whether or not to file an application for Patent Rights on any Company Know-How.

13.2	Prosecution Notices.

13.2.1	Filing Notices. Upon a Pfizer Licensee’s written notice (each, a “Filing Notice”), the applicable Company Licensor shall, or shall cause its Affiliate to, file and following such filing, continue to conduct all Prosecution Activities for the Company Patent Rights in the countries and regulatory jurisdictions in the Territory identified in the applicable Filing Notice. Beginning as of the date of the applicable Filing Notice, the applicable Pfizer Licensee shall reimburse the applicable Company Licensor for all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of such Company Licensor and its Affiliates in connection with the Prosecution Activities that are conducted beginning as of the date of such Filing Notice with respect to the Company Patent Rights included in the applicable Filing Notice. Notwithstanding anything to the contrary, the applicable Pfizer Licensees shall be deemed to have made a Filing Notice as of the Effective Date with respect to those Patent Rights set forth on Schedule 13.2.1.

13.2.2	Continued Prosecution and Maintenance Notices. Upon a Pfizer Licensee’s written notice (each, a “Continued Prosecution and Maintenance Notice”), the applicable Company Licensor shall, or shall cause its applicable Affiliate to, continue to conduct the Prosecution Activities for filed Company Patent Rights in the specific countries and regulatory jurisdictions in the Territory identified by such Pfizer Licensee in the applicable Continued Prosecution and Maintenance Notice. Beginning as of the date of any Continued Prosecution and Maintenance Notice, the applicable Pfizer Licensee shall reimburse the applicable Company Licensor for fifty percent (50%) of all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of such Company Licensor and its Affiliates in connection with the Prosecution Activities that are conducted beginning as of the date of such Continued Prosecution and Maintenance Notice with respect to the Company Patent Rights included in the applicable Continued Prosecution and Maintenance Notice. Notwithstanding anything to the contrary, the applicable Pfizer Licensees shall be deemed to have provided a Continued Prosecution and Maintenance Notice as of the Effective Date with respect to such Patent Rights set forth on Schedule 13.2.2.

13.2.3	Patent Cooperation. If a Pfizer Licensee provides a Company Licensor or any of its Affiliates with a Filing Notice or a Continued Prosecution and Maintenance Notice (each, a “Prosecution Notice”), beginning as of the date of such notice, and upon the reasonable request of such Pfizer Licensee, the applicable Company Licensor shall provide the applicable Pfizer Licensee with a copy of any material communications from, and drafts of any material filings or responses to, the patent authorities in the applicable countries or regulatory jurisdictions, regarding the applicable Patent Rights, reasonably prior to submission to allow such Pfizer Licensee an opportunity to review and comment thereon. Such Pfizer Licensee shall provide any comments with respect to such communications, filings and responses to such Company Licensor as soon as reasonably practicable and such Company Licensor shall reasonably consider and incorporate all such comments made by or on behalf of such Pfizer Licensee, unless the Company Licensor reasonably believes that such comments may materially adversely impact the Prosecution Activities for the applicable Patent Right.

13.3	Costs and Expenses.

13.3.1	Company Responsibility. Except as set forth in Sections 13.2 and 13.3.2, as between the Parties, the Company shall be responsible for all costs and expenses in connection with the Prosecution Activities for all Company Patent Rights, Company Future Patent Rights and Company Third Party Patent Rights in the applicable countries and regulatory jurisdictions.

13.3.2	Pfizer Responsibility.

(a)

Generic Product Enforcement Notices. The Pfizer Licensees shall have the right (but not the obligation) to enforce (pursuant to Section 14.3) a Company Patent Right and Company Third Party Patent Right against a

Third Party Infringement involving any Human Health Generic Products in the Pfizer Field in the Territory by providing written notice at any time to the applicable Company Licensor or any of its Affiliates specifying that it would like to so enforce such Company Patent Right or Company Third Party Patent Right (as applicable); provided that to enforce such Patent Right in connection with a specific Action, such notice shall be provided at least forty-five (45) days before the filing of such Action (except with respect to Paragraph IV Certifications, for which such notice shall be provided at least ten (10) days before the expiration date for filing such Action) (each, a “Generic Product Enforcement Notice”). This Generic Product Enforcement Notice shall specify the countries or regulatory jurisdiction of the proposed Action. Upon providing a Generic Product Enforcement Notice, the applicable Pfizer Licensee shall pay the applicable Company Licensor the costs and expenses set forth in Section 13.3.2(a)(i) or 13.3.2(a)(ii) (as applicable) (except to the extent such Pfizer Licensee or any of its Affiliates has otherwise paid for such costs and expenses).

(i)	Pre-Candidate Stage Pfizer Program. Subject to Sections 13.3.2(c) and 14.3.2, if, as of the date of a Generic Product Enforcement Notice, there are not any Pfizer Products or there exists a Pfizer Product that has not reached at least the Candidate Stage in connection with the research, development or commercialization being conducted by or on behalf of a Pfizer Licensee or any of its Affiliates (including by, with or through a Third Party), the applicable Pfizer Licensee shall reimburse the applicable Company Licensor for fifty percent (50%) of all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of such Company Licensor and its Affiliates in connection with the Prosecution Activities conducted by such Company Licensor or its Affiliate with respect to the Company Patent Rights set forth in the Generic Product Enforcement Notice beginning as of the date that is ninety (90) days following the date on which the applicable Pfizer Product reaches the Candidate Stage (except to the extent such Pfizer Licensee or any of its Affiliates has otherwise paid for such costs and expenses).

(ii)

Post-Candidate Stage Pfizer Program. Subject to Sections 13.3.2(c) and 14.3.2, if, as of the date of a Generic Product Enforcement Notice, there exists a Pfizer Product that has reached at least the Candidate Stage in connection with research, development or commercialization being conducted by or on behalf of a Pfizer Licensee or any of its Affiliates (including by, with or through a Third Party), the applicable Pfizer Licensee shall reimburse the applicable Company Licensor for (A) one hundred percent (100%) of all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of such Company Licensor and its Affiliates in connection with the Prosecution Activities conducted by such Company Licensor or its Affiliate with respect to the Patent Rights set forth in the applicable Generic Product Enforcement Notice during the period beginning as of the date that is ninety (90) days following the date on which the applicable Pfizer Product reached the Candidate Stage and ending on the date of such Generic Product Enforcement Notice and (B) for fifty percent (50%) of all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of such Company Licensor and its Affiliates in connection with the Prosecution Activities for such Patent Rights beginning as of the date of such Generic Product Enforcement Notice (except with respect to each of the foregoing (A) and (B) to the extent such Pfizer Licensee or any of its Affiliates has otherwise paid for such costs and expenses).

(b)	Non-Generic Product Enforcement Notices. The Pfizer Licensees shall have the right (but not the obligation) to enforce (pursuant to Section 14.3) a Company Patent Right and Company Third Party Patent Right against a Third Party Infringement involving any products that are not Human Health Generic Products in the Pfizer Field in the Territory by providing written notice at any time to the applicable Company Licensor or any of its Affiliates; provided that to enforce such Patent Rights in connection with a specific Action, such notice shall be provided at least forty-five (45) days before the filing of such Action to the extent reasonably practicable (each, a “Non-Generic Product Enforcement Notice”). Upon providing a Non-Generic Product Enforcement Notice, the applicable Pfizer Licensee shall reimburse the applicable Company Licensor for fifty percent (50%) of all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of such Company Licensor and its Affiliates in connection with the Prosecution Activities conducted by such Company Licensor or its Affiliate with respect to the Patent Rights set forth in the applicable Non-Generic Product Enforcement Notice beginning as of the Effective Date (except to the extent such Pfizer Licensee or any of its Affiliates has otherwise paid for such costs and expenses).

(c)

Timing for Reimbursement. The Pfizer Licensees and/or their Affiliates shall pay the applicable Company Licensor for any amounts due pursuant to Section 13.3.2(a)(i), 13.3.2(a)(ii) or 13.3.2(b) (as applicable) beginning upon the later of (i) fifteen (15) days prior to commencement of the Action in which Pfizer would like to exercise its rights to enforce any Patent Rights included in the applicable Generic Product Enforcement Notice or Non-Generic Product Enforcement Notice and (ii) forty-five (45) days following such Company Licensor’s provision to the applicable Pfizer

Licensee of an invoice therefor (which, for clarity, such Company Licensor shall not provide until after such Company Licensor’s or any of its Affiliates’ receipt of the Generic Product Enforcement Notice or the Non-Generic Product Enforcement Notice, as applicable). Notwithstanding the foregoing, if such Pfizer Licensee disagrees with such Company Licensor as to the amounts that are payable in accordance with this Section, such Pfizer Licensee shall notify such Company Licensor in writing and such Pfizer Licensee and such Company Licensor shall cooperate to attempt to resolve such dispute. The Company Licensor shall cooperate with the Pfizer Licensee in its control of any such Action involving enforcement irrespective of any such disagreement.

(d)	Expiration of Enforcement Rights. In the event that the applicable Pfizer Licensee no longer would like the right to enforce any Company Patent Rights or Company Third Party Patent Rights (regardless of whether such rights were granted due to a Generic Product Enforcement Notice or a Non-Generic Product Enforcement Notice), such Pfizer Licensee shall provide the applicable Company Licensor with written notice thereof. Pfizer and its Affiliates shall not be obligated to pay the applicable Company Licensor any costs or expenses set forth in Section 13.3.2(a)(i) or 13.3.2(a)(ii) (as applicable) with respect to such Patent Rights that are incurred as of or following the date of such notice, unless and until the applicable Pfizer Licensee provides a new Generic Product Enforcement Notice or Non-Generic Product Enforcement Notice.

13.4	Abandonment by the Company. In the event that a Company Licensor decides to abandon, cease prosecution or not maintain any Company Patent Right with respect to which a Pfizer Licensee has submitted a Filing Notice, a Continued Prosecution and Maintenance Notice, a Generic Product Enforcement Notice or a Non-Generic Product Enforcement Notice, then such Company Licensor shall provide the Pfizer Licensee with written notice of such determination at least forty-five (45) days before any deadline for taking action to avoid abandonment (or other loss of rights). Upon such Pfizer Licensee’s request, such Company Licensor shall promptly assign the Company Licensor’s and its Affiliates’ entire right, title and interest in, to and under the applicable Patent Right to such Pfizer Licensee (or such other Affiliate of Pfizer identified by Pfizer at such time) and such Pfizer Licensee (or such other Affiliate of Pfizer) hereby grants to such Company Licensor and its Affiliates a non-exclusive, royalty-free license to such Patent Right solely for the Company Field in the Territory.

13.5	Cooperation in Prosecution Activities. Upon the request of the Party that is responsible for the Prosecution Activities in accordance with this Article 13 (the “Prosecuting Party”), the other Party shall provide such Prosecuting Party with reasonable assistance and cooperation with respect to such Prosecution Activities, including providing any necessary powers of attorney, filings and any other assignment documents or instruments for such prosecution.

13.6	Orange Book and Green Book Listings. Each Company Licensor shall have sole responsibility for, and control with respect to, the content and submission of its Green Book Filings for any Licensed Products that it is commercializing, and each Pfizer Licensee shall have sole responsibility for, and control with respect to, the content and submission of its Orange Book Filings for any Licensed Products that it is commercializing. Notwithstanding the foregoing, in the event that a Pfizer Licensee or any of its Affiliates are developing or commercializing (including by, with or through a Third Party) a Licensed Product that is Covered by a Company Patent Right that also Covers a Licensed Product that is being researched, developed, manufactured or commercialized by or on behalf of a Company Licensor or its Affiliates (including by, with or through a Third Party), upon the applicable Company Licensor’s reasonable request, the Parties shall meet to discuss the content and submission of such Company Licensor’s Green Book Filing and such Pfizer Licensee’s Orange Book Filing, each, to the extent concerning a Company Patent Right.

13.7	Patent Term Extensions. If a Filing Notice, a Continued Prosecution and Maintenance Notice, a Generic Product Enforcement Notice or a Non-Generic Product Enforcement Notice has been submitted by a Pfizer Licensee for a Company Patent Right, any Pfizer Licensee may request that a Company Licensor file, or allow such Pfizer Licensee to file, patent term extensions with respect to such Company Patent Right, consent to which the Company Licensors shall not unreasonably withhold. Notwithstanding the foregoing, if any Company Licensor is, or is contemplating, researching, developing, manufacturing or commercializing a product that relates to such Company Patent Right, the Company Licensors shall have the sole right and authority (but not the obligation) to make decisions regarding patent term extensions (including whether to file for any supplementary protection certificates and any other extensions that are available) with respect to such Company Patent Right. The applicable Company Licensor shall reasonably consult with the applicable Pfizer Licensee regarding the foregoing and shall reasonably consider Pfizer Licensee comments in connection therewith.

13.8	Encumbrances. For clarity, and notwithstanding anything to the contrary herein, the Parties’ rights and obligations set forth in this Article 13 shall be subject to the Encumbrances.

13.9	No Additional Obligations. This Agreement shall not obligate either Party to disclose to the other Party, or maintain, register, prosecute, pay for, enforce or otherwise manage any Intellectual Property, except as expressly set forth herein.

14. THIRD PARTY INFRINGEMENTS AND OTHER VIOLATIONS

14.1

Notice. With respect to any Company Patent Right or Company Third Party Patent Right for which a Pfizer Licensee has submitted a Filing Notice, a Continued Prosecution and Maintenance Notice, a Generic Product Enforcement Notice or a Non-Generic Product Enforcement Notice, each Party shall promptly notify the other Party in writing (each such notice, an “Infringement Notice”) upon learning of any actual or threatened infringement, misappropriation, or other violation or challenge to the validity, scope, or enforceability of, or the Company’s or Pfizer’s rights in, such Company Patent Rights of which it has Knowledge, including, for clarity, any Paragraph IV Certifications (“Third Party Infringement”); provided that the applicable Company Licensor shall only be required to provide an Infringement Notice to the applicable Pfizer Licensee if the Third Party Infringement relates to Company IP or Company Third Party IP exclusively licensed to the applicable Pfizer Licensee pursuant to this Agreement.

14.2	Company Enforcement Rights. As between the Parties, the applicable Company Licensor shall have the sole right and authority (but not the obligation) to control enforcement of the Company IP against any Third Party Infringement in the Company Field. In the event that a Pfizer Licensee has not provided a Filing Notice, Continued Prosecution and Maintenance Notice, Generic Product Enforcement Notice or Non-Generic Product Enforcement Notice (as applicable) with respect to any Company IP in accordance with Section 13.2.1, 13.2.2, 13.3.2(a) or 13.3.2(b) (respectively), the Company may provide Pfizer with written notice that it would like to enforce any Company IP against any Third Party Infringement in the Pfizer Field, which notice shall specify the date on which the Company would like to commence the applicable Action and if a Pfizer Licensee does not provide a Generic Product Enforcement Notice or Non-Generic Product Enforcement Notice for such Action in accordance with Section 13.3.2(a) or 13.3.2(b) (as applicable) within fifteen (15) days of receiving such notice from the Company, the Company shall have the sole right and authority to control enforcement of such Company IP against the applicable Third Party Infringement in the Pfizer Field. In the event that a Pfizer Licensee has submitted a Filing Notice, a Continued Prosecution and Maintenance Notice, a Generic Product Enforcement Notice or a Non-Generic Product Enforcement Notice with respect to any Company IP, the applicable Company Licensor shall consult with such Pfizer Licensee (unless the delay associated with doing so would result in the loss of rights) and consider such Pfizer Licensee’s recommendations regarding any Action with respect to Third Party Infringement of such Company IP in the Company Field or the Pfizer Field (to the extent that a Company Licensor controls such Action in the Pfizer Field) prior to commencing such Action.

14.3	Pfizer Right of Enforcement.

14.3.1

General. Subject to Sections 13.3.2 and 14.2, as between the Parties, the Pfizer Licensees shall have the sole right and authority (but not the obligation) to control enforcement of the Company IP (except the Company Future Patent Rights) against any Third Party Infringement in the Pfizer Field; provided that if the applicable Third Party Infringement involves a Human Health Generic Product, Pfizer has submitted a Generic Product Enforcement Notice (in accordance with Section 13.3.2(a)) and if the applicable Third Party Infringement involves a product that is not a Human Health Generic Product, Pfizer has submitted a Non-Generic Product Enforcement Notice (in accordance with Section 13.3.2(b)). Prior to commencing any Action in connection therewith, such Pfizer Licensee shall consult with such Company Licensor and reasonably consider such Company Licensor’s recommendations regarding such Action. In the event that a Company Licensor would like to enforce any Company IP in the Pfizer Field that the applicable Pfizer Licensee is not enforcing, such Company

Licensor shall provide such Pfizer Licensee with written notice thereof and such Company Licensor and such Pfizer Licensee shall promptly meet to discuss enforcement of such Patent Right (provided that such Pfizer Licensee shall have final decision-making authority). For the avoidance of doubt, the Pfizer Licensees shall not have the right to control enforcement of the Company Future Patent Rights against any Third Party Infringement in the Pfizer Field without the Company’s consent.

14.3.2	Exceptions. Notwithstanding anything to the contrary in this Agreement, a Pfizer Licensee shall not have rights to enforce Company Patent Rights that are (a) assigned by the Company or any of its Affiliates in their entirety to a Third Party, or (b) exclusively licensed to a Third Party pursuant to a license to such Third Party of substantially all rights to commercialize a product developed by the Company, unless prior to such assignment or the grant of such an exclusive license, such Pfizer Licensee or any of its Affiliates submitted a Filing Notice, a Continued Prosecution and Maintenance Notice, a Generic Product Enforcement Notice or a Non-Generic Product Enforcement Notice with respect to such Company Patent Rights.

14.4	Settlement. The Pfizer Licensee or Company Licensor controlling enforcement of the Company IP against any Third Party Infringement (the “Controlling Party”) (a) shall provide the applicable Company Licensor or Pfizer Licensee (respectively) (the “Non-Controlling Party”) with timely notice of any proposed settlement pertaining thereto that the Controlling Party enters into and (b) shall not, without prior written consent of the Non-Controlling Party (not to be unreasonably withheld), settle, or stipulate to any facts, or make any admission that would (i) adversely affect the validity, enforceability, or scope of, or admit non-infringement of, any of the Company IP, (ii) impose liability on the Non-Controlling Party or its Affiliates, or (iii) grant to a Third Party a license or covenant not to sue under, or adversely affect the validity, enforceability, or scope of, or admit non-infringement of, any Intellectual Property that the Non-Controlling Party or its Affiliates owns or to which the Non-Controlling Party or its Affiliates otherwise have rights (excluding any Company IP), provided that the Company Licensor shall only be subject to the foregoing subsection (b)(i) in the event that Pfizer Licensees have submitted a Filing Notice, a Continued Prosecution and Maintenance Notice, a Generic Product Enforcement Notice or a Non-Generic Product Enforcement Notice with respect to the relevant Company IP.

14.5	Assistance. At the request of the Controlling Party, the Non-Controlling Party shall provide reasonable assistance to the Controlling Party with respect to its enforcement of the Company IP against any Third Party Infringement, including by joining any related Action and executing all papers and performing such other acts as may be reasonably required to permit the Controlling Party to commence or prosecute such Action. The Controlling Party shall reimburse the Non-Controlling Party’s reasonable out-of-pocket costs and expenses actually incurred in connection therewith. The Non-Controlling Party shall have the right to be represented in any such Action in which it is a party by independent counsel (which shall act in an advisory capacity only, except for matters solely directed to such Company Licensor or Pfizer Licensee) of its own choice and at its own expense.

14.6	Recoveries. Any recoveries resulting from an Action relating to the enforcement of the Company IP against any Third Party Infringement shall first be applied against payment of each Party’s and its Affiliates’ reasonable out-of-pocket costs and expenses actually incurred in connection therewith, with any remaining amounts distributed to (a) Pfizer or its designated Affiliate to the extent that such recovery concerned a Third Party Infringement with respect to the Pfizer Field and (b) the Company or its designated Affiliate to the extent that such recovery concerned a Third Party Infringement with respect to the Company Field.

14.7	Defense Actions.

14.7.1	Notice. Each Party (the “Notifying Party”) shall promptly notify the other Party in writing upon learning of any allegation by a Third Party that any Patent Rights or Know-How is infringed, misappropriated, or otherwise violated by either Party’s exercise of its rights or performance of its obligations hereunder (each a “Defense Action”).

14.7.2	Right of Defense. As between the Parties, if a Defense Action is brought against a Party or any of its Affiliates (including with respect to Pfizer, the Pfizer Licensees and their Affiliates and with respect to the Company, the Company Licensors and their Affiliates), such Party shall control such Defense Action. The Party that controls a Defense Action in accordance with this Section 14.7.2 shall keep the other Party reasonably informed of the status of such Defense Action and the other Party shall reasonably cooperate in connection therewith. The Party that controls a Defense Action may not settle, or stipulate to any facts, or make any admission with respect to, a Defense Action without the other Party’s prior written consent; provided that, such consent shall not be required to the extent that the settlement does not (a) adversely affect the validity, enforceability, or scope of, or admit non-infringement of, any of the Company IP, (b) give rise to liability of such other Party or any of its Affiliates or with respect to Pfizer, Sublicensees, or (c) grant to a Third Party a license or covenant not to sue under, or with respect to, any Intellectual Property that the other Party or any of its Affiliates owns or to which the other Party or any of its Affiliates otherwise has rights.

14.8

Liability. Neither Party, nor its Affiliates (including, with respect to Pfizer, the Pfizer Licensees and, with respect to the Company, the Company Licensors), nor its or their employees, agents, or representatives, shall be liable to the other Party or any of its Affiliates in respect of any good faith act, omission, default, or neglect of such Party, any of its Affiliates, or its or their employees, agents, or representatives in connection with the Prosecution Activities or Actions with respect to Third Party Infringements that it performs hereunder and that has not resulted from its or its Affiliates’ or its or their directors’, employees’, officers’, shareholders’, agents’, successors’, and assigns’ bad faith and each Party, on behalf of itself, its Affiliates, and its and their respective directors, employees, officers, shareholders, agents, successors, and assigns, hereby waives any and all Actions that they may have against the other Party, any of its Affiliates or its or their employees, agents, or representatives that may arise or result from such other Party’s or its Affiliates’ performance of the Prosecution Activities and Actions with respect to Third Party Infringements.

14.9	Encumbrances. Notwithstanding anything to the contrary, the Parties’ rights and obligations set forth in this Article 14 shall be subject to the terms of any agreement with respect to the Encumbrances.

15. PATENT MARKING

15.1	Patent Marking. Upon a Company Licensor’s request, the applicable Pfizer Licensee shall, and shall cause its Affiliates and Sublicensees to, mark Licensed Products sold by, or on behalf of such Pfizer Licensee, its Affiliates and its Sublicensees, hereunder (in a reasonable manner consistent with industry custom and practice, including by use of other substantially equivalent ways of providing notice under any Applicable Laws) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries or regulatory jurisdictions in the Territory in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements or other violations of Patent Rights.

16. TRADEMARKS

16.1	Trademarks. Subject to the terms hereof, neither the Pfizer Licensees, on the one hand, nor the Company Licensors, on the other hand, shall use the Trademarks of the Company or any of the Company’s Affiliates or Pfizer or any of Pfizer’s Affiliates in any product, packaging, advertising, marketing, or other form of promotional disclosure without prior written consent of the Company or any of its Affiliates or unless otherwise expressly permitted under the Global Separation Agreement or any other Ancillary Agreement. The Company hereby acknowledges that it does not receive any right or license hereunder to any of the Trademarks of Pfizer or any of its Affiliates, except as expressly set forth herein.

17. TERM; TERMINATION

17.1

Term. The term of this Agreement (the “Term”) shall (a) with respect to each Patent Right that is included in the Company Patent Rights, expire upon expiration of the last to expire of such Patent Rights, (b) with respect to Company Third Party IP that is licensed to the Company or a Company Licensor pursuant to a Third Party Agreement and sublicensed hereunder, expire upon expiration or termination of such Third Party Agreement with respect to such Company Third Party IP and (c) with respect to Know-How that is licensed pursuant to Section 2.1, expire upon the thirtieth (30th) anniversary of the Effective Date. Upon expiration of this Agreement in its entirety, the licenses granted pursuant to Section 2.1 to all Know-How that is owned and Controlled by a Company Licensor shall convert to perpetual licenses that survive such expiration. Except as otherwise expressly set forth in Section 17.2, this Agreement may not be terminated unless agreed to in writing by the Parties.

17.2	Termination.

17.2.1	Termination Based on Relation to Human Health. If any Company Third Party IP licensed to a Pfizer Licensee pursuant to Section 2.2 has any applicability with respect to the Pfizer Field, the Company shall have the right to request that Pfizer terminate this Agreement with respect to such Company Third Party IP. Further, the Company shall have the right to request to that Pfizer terminate this Agreement with respect to any Company Patent Rights. Notwithstanding the foregoing, the Company may not request termination of more than ten percent (10%) of the quantity of such Company Patent Rights in any twelve (12) month period. Each such request shall be submitted in writing to Pfizer and shall be made in good faith, and Pfizer shall provide its response within sixty (60) days of such request by the Company. Any such termination shall not be effective unless and until Pfizer provides the Company with written notice that Pfizer consents to such termination (which consent Pfizer may withhold in its sole discretion).

17.2.2	Termination for Cause. Either Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety in the event that the other Party is in material breach of this Agreement and fails to cure such material breach within sixty (60) days of duly given notice thereof (including because such breach is incapable of being cured); provided that, if such breach is capable of being cured, but cannot be cured within such sixty (60) day period, and the breaching Party initiates actions to cure such breach within such sixty (60) day period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach.

17.2.3

Certain Immediate Termination Events. Except to the extent expressly waived or consented to in writing by a Party (in its sole discretion), this Agreement shall terminate immediately and without any requirement for notice to the other Party upon the event of: (i) the failure to pay when due and payable any principal, interest, or any other amount in excess of One Million U.S. Dollars ($1,000,000) in respect of any Company Material Indebtedness or Pfizer Material Indebtedness; (ii) any event of default with respect to any Company Material Indebtedness or Pfizer Material Indebtedness; (iii) any other event or condition that results in any Company Material Indebtedness or Pfizer Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Company Material Indebtedness or Pfizer Material Indebtedness or any trustee or agent on its or their behalf to cause any Company Material Indebtedness or Pfizer Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (iv) the Company or Pfizer being authorized (whether by its board of directors or such other Person having authority to direct the Company or Pfizer, respectively) to commence or institute any bankruptcy, receivership, insolvency, reorganization or other similar proceedings under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code (as may be amended, the “Bankruptcy Code”) or under any similar laws or statutes of the United States or any state thereof or of any jurisdiction (whether or not in the United States) having authority or jurisdiction over the assets of such Party or in which such Party may operate or have assets; (v) the commencement or institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the Bankruptcy Code or under any similar laws or statutes of the United States or any state thereof or of any jurisdiction (whether or not in the United States) having authority or jurisdiction over the assets of such Party or in which such Party may operate or have assets; (vi) the institution of any reorganization, restructuring, arrangement, or other readjustment of debt plan of a Party not involving the Bankruptcy Code; (vii) the appointment of a receiver, trustee, or similar party for all or substantially all of a Party’s assets related to this Agreement or that are provided to such Party pursuant to the terms hereof; or (viii) any corporate action taken by the board of directors of a Party or such other Person having authority to direct such Party in furtherance of any of the foregoing (i) through (vii).

17.2.4	Pfizer’s Right to Terminate Without Cause. Upon sixty (60) days written notice, Pfizer may terminate this Agreement on a Patent-by-Patent or Know-How-by-Know-How basis or in its entirety without cause.

17.3	Effect of Expiration and Termination; Accrued Rights; Survival.

17.3.1	Payment. Within thirty (30) days of expiration or termination of this Agreement in part or in whole (or such later date with respect to those costs that are incurred but cannot be reported as of such date), Pfizer shall pay the Company all amounts due to the Company with respect to the Licensed Product(s) as of the effective date of such expiration or termination.

17.3.2	Inventory. Notwithstanding anything to the contrary in this Section 17.3, if this Agreement terminates pursuant to a Pfizer Termination Event after the first commercial sale of a Licensed Product, the applicable Pfizer Licensee shall have the right to sell its remaining inventory of such Licensed Product(s) so long as Pfizer has fully paid, and continues to pay fully when due, any and all Third Party Payments owed to the Company hereunder based on such sales. For purposes of this Section 17.3, “Pfizer Termination Event” means termination (a) in accordance with Section 17.2.1, (b) by the Company in accordance with Section 17.2.2, (c) based on, or related to, Pfizer or a Pfizer Material Indebtedness in accordance with Section 17.2.3, or (d) in accordance with Section 17.2.4.

17.3.3

Accrued Rights. Upon the termination of this Agreement pursuant to a Pfizer Termination Event in part or in its entirety: (a) all licenses and rights granted to the applicable Pfizer Licensee with respect to the Intellectual Property to which such termination relates shall immediately terminate and (b) any sublicenses that have been granted to a Sublicensee with respect to the Patent Rights or Know-How to which such termination relates shall immediately terminate. Termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration and termination (as applicable). In the event of termination of this Agreement for any reason that is not a Pfizer Termination Event, the licenses granted to the Pfizer Licensees as of the date of such termination shall survive such termination and all provisions to the extent related thereto shall survive, as if this Agreement with respect thereto has not terminated.

17.3.4	Surviving Obligations. Without limiting any other provisions in this Article 17, the following Sections and Articles (along with the provisions herein that expressly specify survival terms or that would, by their nature, survive termination) shall survive expiration or termination of this Agreement for any reason (collectively, the “Surviving Provisions”): 2.4, 2.5, 2.6, 4.1 and 4.2 (each, for the periods of time set forth in such Sections), 6 (but only with respect to Reference Filings submitted prior to expiration or termination of the Agreement), 7, 8.2, 9, 10, 11 (for the period of time set forth in such Section), 12, 14.8, 17.3 and 18. Without limiting any of the rights or remedies otherwise available to either Party, each Party acknowledges and agrees that each of its obligations with respect to the Surviving Provisions shall continue, remain binding, and survive termination of this Agreement (and, without limiting the foregoing, shall not be dischargeable in any proceeding under the Bankruptcy Code or similar proceeding); and that each of its obligations with respect to the Surviving Provisions is and shall be specifically enforceable under Applicable Law.

18. MISCELLANEOUS

18.1	Compliance with Laws. Neither Party nor any of their Affiliates will be required by this Agreement to take or omit to take any action in contravention of any Applicable Law, including any applicable national and international pharmaceutical industry codes of practices. Without limiting the foregoing, and notwithstanding any other provision of this Agreement, neither Party nor any of their Affiliates shall be required to promote or otherwise commercialize a Licensed Product, or incur any expense in connection with any activity under this Agreement, that it reasonably believes, in good faith, may violate any Applicable Law (including any applicable national and international pharmaceutical code of practice) or “corporate integrity” or similar agreement with any Governmental Authority to which it is a party.

18.2	Assignability. For clarity, the rights, benefits, and obligations of the Pfizer Licensees under (or relating to) this Agreement (including any licenses or sublicenses granted pursuant to this Agreement) are personal to the Pfizer Licensees. Pfizer may not assign (including in a bankruptcy or similar proceeding) or assume in a bankruptcy or similar proceeding this Agreement or any rights, benefits, or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without the Company’s prior written consent (which shall not be unreasonably withheld); provided that Pfizer may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates, or to a successor to all or substantially all of its business and assets to which this Agreement (or part thereof that is assigned) relates, without the Company’s consent. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect.

18.3	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Applicable Law other than the Applicable Laws of the State of New York and, to the extent applicable to Intellectual Property, the applicable federal laws of the United States of America (without regard to conflict of laws principles).

18.4	Dispute Resolution.

18.4.1	General. The following procedures shall be used to resolve any dispute, controversy or claim that may arise out of or relate to, or arise under or in connection with this Agreement or the breach, termination, or validity thereof (each, a “Dispute”):

(a)	Promptly after the written request of either Party (“Request”), the Senior Executives shall meet in person or by telephone to attempt to resolve any Dispute. If, for any reason, the Senior Executives do not resolve the Dispute within thirty (30) days of receipt by a Party of such Request, then the Senior Executives shall meet in person or by telephone to review and attempt to resolve the Dispute.

(b)	If, for any reason, the Senior Executives fail to resolve the Dispute within sixty (60) days of receipt by a Party of a Request in accordance with Section 18.4.1(a), the Parties shall attempt to resolve the Dispute with the assistance of a mediator agreed upon by the Parties or, in default of such agreement, within seventy-five (75) days of receipt by a Party of a Request, at the request of any Party, such mediator shall be appointed by the American Arbitration Association (“AAA”). The mediation shall be held in New York, New York and in accordance with the then-prevailing Commercial Mediation Rules of the AAA.

(c)	All negotiations and mediation in connection with the Dispute shall be conducted in strict confidence and without prejudice to the rights of the Parties in any future legal proceedings. Except for any Party’s right to seek interlocutory relief in the courts, no Party may commence any form of arbitration in accordance with Section 18.4.2 until twenty (20) Business Days after the appointment of a mediator or until one hundred twenty (120) days after the receipt by a Party of a Request, whichever occurs sooner.

(d)	If, with the assistance of the mediator, the Parties reach a settlement, such settlement shall be reduced to writing and, once signed by a duly authorized representative of each of the Parties, shall be and remain binding on the Parties. The Parties shall bear their own legal costs of the mediation, but the costs and expenses of the mediator and the AAA shall be borne by the Parties equally.

18.4.2	Arbitration.

(a)

All Disputes that for any reason are not timely resolved by the Parties in accordance with Sections 18.4.1(a) through 18.4.1(d) shall be finally and exclusively resolved by binding arbitration to be administered by the AAA in accordance with the then-prevailing Commercial Arbitration Rules of the AAA (the “Rules”). The seat of the arbitration shall be in New York County, New York. The arbitration shall be held and the award shall be issued in the English language. If the amount in controversy is Three Million US Dollars (US$3,000,000) or less (including all claims and counterclaims), there shall be one arbitrator who shall be agreed upon by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the amount in controversy is more than Three Million US Dollars (US$3,000,000) (including all claims and counterclaims), there shall be three (3) neutral and impartial arbitrators, one of whom shall be appointed by each of the Parties within thirty (30) days of receipt by respondent of the demand for arbitration, and the third (3rd) arbitrator, who shall chair the arbitral tribunal, shall be appointed by the Party appointed arbitrators within fifteen (15) days of the appointment of the second (2nd) arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking, and ranking procedures in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or an attorney with no less than fifteen (15) years of experience with commercial cases and an experienced arbitrator, who shall, if practicable, have experience with transactions or disputes related to the field of pharmaceutical development and technology and/or, if applicable, intellectual property (including Patent Rights and trade secrets).

(b)	All arbitrators shall be neutral and impartial and shall not be officers or employees of either Party. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the Parties. The arbitrator(s) shall have the right to award damages and other relief but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. The arbitration award will be presented to the Parties in writing and will include findings of fact and, where appropriate, conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction.

(c)

Prior to the appointment of the arbitral tribunal, either Party may seek injunctive relief from any court of competent jurisdiction in order to enforce compliance with the provisions of this Section 18.4.2 or otherwise in aid of arbitration or to maintain the status quo or prevent irreparable harm. The Parties hereby submit to the non-exclusive jurisdiction of the Federal and State courts located in New York, New York (the “New York Courts”) for such purpose. Without prejudice to such provisional remedies as may be available under the jurisdiction of the New York

Courts, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the Parties to request that any New York Court modify or vacate any temporary or preliminary relief issued by any such New York Court, and to award damages for the failure of any Party to respect the arbitrator’s(s’) orders to that effect.

18.5	Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

18.6	Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

18.7

Advisors. It is acknowledged and agreed by each of the Parties that Pfizer, on behalf of itself and the other members of the Pfizer Group, has retained each of the Persons identified on Schedule 11.11 to the Global Separation Agreement to act as counsel in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.11 to the Global Separation Agreement have not acted as counsel for the Company or any other member of the Company Group in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that none of the Company or any member of the Company Group has the status of a client of the Persons listed on Schedule 11.11 to the Global Separation Agreement for conflict of interest or any other purposes as a result thereof. The Company hereby agrees, on behalf of itself and each other member of the Company Group that, in the event that a dispute arises after the Effective Date in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby between Pfizer and the Company or any of the members of their respective Groups, each of the Persons listed on Schedule 11.11 to the Global Separation Agreement may represent any or all of the members of the Pfizer Group in such dispute even though the interests of the Pfizer Group may be directly adverse to those of the Company Group. The Company further agrees, on behalf of itself and each other member of the Company Group that, with respect to this Agreement, the Global Separation Agreement, the other Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Pfizer or the applicable member of the Pfizer Group and may be controlled by Pfizer or such member of the Pfizer Group and shall not pass to or be claimed by the Company or any member of the Company Group. Furthermore, the Company acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP is representing Pfizer, and not the Company, in connection with the Transactions.

18.8	Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to a Pfizer Licensee, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: General Counsel

with a copy to:

If to a Company Licensor, to:

with a copy to:

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

18.9	Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

18.10	Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

18.11

Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

18.12	Further Assurances. The Company and Pfizer hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge, and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to implement this Agreement and carry out the intent and purposes of this Agreement.

18.13	Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Pfizer Indemnitee or Company Indemnitee in their respective capacities as such and the express rights of the Pfizer Licensees and the Company Licensors set forth herein, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties) except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties) with any remedy, claim, liability, reimbursement, claim of action, or other right in excess of those existing without reference to this Agreement.

18.14	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and the Company, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

18.15	No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

18.16	Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.17

Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

18.18	Counterparts; Entire Agreement, Conflicting Agreements.

18.18.1	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

18.18.2	This Agreement, the Global Separation Agreement, the Ancillary Agreements, the exhibits, the schedules, and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

18.18.3	If, a Company Licensor and the applicable Pfizer Licensee are parties to a Local Separation Agreement entered into prior to the Effective Date, any license of Company Patent Rights, Company Know-How, or Company Future Patent Rights pursuant to this Agreement shall be treated as occurring pursuant to such Local Separation Agreement on the effective date of such Local Separation Agreement.

18.18.4	Each Party hereby acknowledges on behalf of its Affiliates that this Agreement supersedes any agreement entered into by the Parties prior to the Effective Date with respect to licensing of Company Patent Rights, Company Know-How, or Company Future Patent Rights to Pfizer or any other member of the Pfizer Group.

18.18.5	In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Global Separation Agreement or any other Ancillary Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers.

PFIZER Inc.	ZOETIS INC.

By:	By:

Title:	Title:

Date:	Date: